Exhibit 10.1

LIFE STORAGE, INC.

TRANSACTION BONUS PLAN

1.

Purpose; Effective Date. The purpose of this Life Storage, Inc. Transaction Bonus Plan (the “Plan”) is to provide bonus payments to those employees designated as Participants to mitigate the impact of the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to compensation and benefits to be paid or provided to such Participants in connection with the mergers contemplated by that certain Agreement and Plan of Merger, dated as of April 2, 2023, by and among Extra Space Storage Inc., a Maryland corporation (“Parent”), Extra Space Storage LP, a Delaware limited partnership (“Parent OP”), Eros Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, Eros OP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent OP, Life Storage, Inc., a Maryland corporation (the “Company”), and Life Storage LP, a Delaware limited partnership (the “Merger Agreement”). This Plan shall be effective as of the date adopted by the Board of Directors of the Company or by the Compensation and Human Capital Committee of the Board of Directors of the Company.

2.	Definitions. The following capitalized terms shall have the meanings given below when used in this Plan.

a.	“Accounting Firm” has the meaning specified in Section 4.d.

b.

“Administrator” means (i) prior to the Company Merger Effective Time, the Compensation and Human Capital Committee of the Board of Directors of the Company or its delegate(s), and (ii) as of or after the Company Merger Effective Time, the Compensation Committee of the Board of Directors of Parent or its delegate(s).

c.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

d.	“Code” has the meaning specified in Section 1.

e.	“Company” has the meaning specified in Section 1 and references herein shall include references to the Company’s successors and assigns.

f.	“Company Group” means the Company and its Affiliates (including, as of or after the Company Merger Effective Time, Parent and its Affiliates).

g.	“Company Merger Effective Time” has the meaning specified in the Merger Agreement.

h.	“Excise Tax” has the meaning specified in Section 4.a.

i.	“Initial Payment” has the meaning specified in Section 4.a.

j.	“Merger Agreement” has the meaning specified in Section 1.

k.	“Parent” has the meaning specified in Section 1.

l.

“Participant” means an employee, or the estate of a deceased employee, of the Company or any of its Affiliates who is selected by the Administrator to participate in the Plan and who meets the eligibility criteria set forth in Section 3.

m.	“Participation Agreement” means each agreement between a Participant and the Company setting forth the terms and conditions of the Participant’s right to participate in this Plan.

n.	“Payment” has the meaning given in Section 4.a.

o.	“Person” means and refers to an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust, or any other entity or organization.

p.	“Release” has the meaning given in Section 3.

q.

“Release Return Date” means (i) with respect to each Participant entitled to receive an Initial Payment, on the date of the Company Merger Effective Time or within the two (2)-day period following the Company Merger Effective Time and (ii) with respect to each other Participant entitled to receive a Transaction Bonus Payment other than an Initial Payment, during the five (5)-day period following delivery by the Administrator of a copy of such Release to such Participant.

r.	“Transaction Bonus Payment” has the meaning given in Section 4.a.

s.	“Underpayment” has the meaning specified in Section 4.e.

3.

Eligibility. Each employee, or the estate of a deceased employee, of the Company or any of its Affiliates who (a) is listed on (or selected by the Administrator to be listed on) Appendix A as of immediately prior to the Company Merger Effective Time, (b) enters into a Participation Agreement substantially in the form attached hereto as Appendix B, (c) remains employed by the Company or an Affiliate as of immediately prior to the Company Merger Effective Time, and (d) timely executes, as of the Release Return Date, a release of claims in favor of the Company, Parent, and their Affiliates in substantially the form attached in Appendix C (the “Release”) shall be eligible to participate in the Plan; provided, however, the eligibility requirements set forth in (b) through (d) of this Section 3 shall not apply to the estate of a deceased employee listed on Appendix A.

4.	Transaction Bonus Payments.

a.

In the event it shall be determined that any payment, potential payment, benefit, or distribution (or combination thereof) in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) by any member of the Company Group to or for the benefit of a Participant (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), the Participant shall be entitled to receive an additional payment (a “Transaction Bonus Payment”) in an amount such that after payment by the Participant of all taxes whatsoever, including, without limitation, any employment and income taxes (including any interest and penalties imposed with respect to such taxes) and the Excise Tax imposed upon the aggregate Transaction Bonus Payment, the Participant retains an amount of the Transaction Bonus Payment equal to the Excise Tax imposed upon the Payments (including the Transaction Bonus Payment).

b.

In furtherance and not limitation of the foregoing, each Participant who meets the requirements set forth in Section 3 shall be eligible to receive a Transaction Bonus Payment as of the Company Merger Effective Time, representing the Transaction Bonus Payment to which such Participant is or may become entitled under this Plan based on all Payments to be made or that are reasonably anticipated to be made to the Participant (including, for the avoidance of doubt, any Payments contingent on a future termination of employment by the Participant or any Payments contingent on future service to be rendered by the Participant), as determined by the Accounting Firm pursuant to Section 4.d (such Participant’s “Initial Payment”). The Initial Payments shall be payable as provided in Section 4.e.

c.

Notwithstanding anything to the contrary in this Plan or in any Release, the maximum aggregate amount of Transaction Bonus Payments payable under the Plan will be $15,000,000.00 (the “Aggregate Cap”). Transaction Bonus Payments shall be payable on a “first come, first served” basis. A Participant will not be entitled to a Transaction Bonus Payment if such Participant becomes subject to the Excise Tax on or after the date Transaction Bonus Payments hereunder equal or exceed the Aggregate Cap. In the event that a Transaction Bonus Payment becomes payable to any Participant such that the aggregate amount of Transaction Bonus Payments payable to Participants hereunder exceeds the Aggregate Cap, the Transaction Bonus Payment will be cut back to the extent required to avoid the aggregate amount of Transaction Bonus Payments payable to Participants hereunder exceeding the Aggregate Cap. In the event that Transaction Bonus Payments become payable at the same time to multiple Participants such that the aggregate amount of Transaction Bonus Payments payable to Participants hereunder exceeds the Aggregate Cap, the Transaction Bonus Payments payable to each such Participant will be cut back on a pro rata basis to the extent required to avoid the aggregate amount of Transaction Bonus Payments payable to Participants hereunder exceeding the Aggregate Cap. The total Transaction Bonus Payments under the Plan for purposes of determining whether the Aggregate Cap has been met will be determined without regard to any refund under Section 4.h.

d.	Accounting Firm Determinations.

i.

Subject to the provisions of Section 4.g, all determinations required to be made under this Section 4, including the Initial Payments, whether and when a Transaction Bonus Payment is required to be made following the date of the Initial Payment, the amount of such Transaction Bonus Payments, and the assumptions to be utilized in arriving at such determinations, shall be made by Golden Parachute Tax Solutions LLC (or if Golden Parachute Tax Solutions no longer exists, a successor firm appointed by the Administrator) (the “Accounting Firm”). Prior to the date of the Company Merger Effective Time, such determinations shall be subject to the reasonable review and comment of a nationally recognized accounting firm selected by Parent (“Parent’s Accounting Firm”); provided, however, such comments shall be provided to the Accounting Firm no later than one day before the date of the Company Merger Effective Time to be considered in good faith by the Accounting Firm. The Accounting Firm shall provide detailed supporting calculations to the Administrator, the Company and Parent as soon as reasonably practicable following the Company Merger Effective Time confirming the Initial Payments for each Participant. Following the Company Merger Effective Time, (i) the Accounting Firm shall provide detailed supporting calculations to the Administrator and the applicable Participant within fifteen (15) business days following the receipt of notice from the Participant or any member of the Company Group of any Underpayment or any Payment to a Participant that was not included in the determination of the Initial Payment, or at such earlier time as is requested by the Administrator, and (ii) such supporting calculations shall be subject to the reasonable review and comment of Parent’s Accounting Firm; provided, however, such comments shall be provided to the Accounting Firm no later than five (5) days following initial circulation to Parent’s Accounting Firm of the supporting calculations referenced in the immediately preceding clause (i) to be considered in good faith by the Accounting Firm. If the Accounting Firm determines that no Excise Tax is payable by a Participant, it shall furnish the Participant and the Administrator with a written opinion that the Participant has substantial authority not to report any Excise Tax on the Participant’s federal income tax return.

ii.	All fees and expenses of the Accounting Firm shall be borne solely by the Company.

e.	Payment Timing.

i.

The Initial Payments shall be paid by the Company or an applicable member of the Company Group to the applicable Participant, or remitted to the applicable taxing authority by the Company or an applicable member of the Company Group on the Participant’s behalf, as soon as reasonably practicable (but not later than the first regularly-scheduled payroll date) following the effective date of the Participant’s Release.

ii.

Any additional Transaction Bonus Payment payable following the Initial Payments, as determined pursuant to this Section 4, shall be paid by the Company or an applicable member of the Company Group to the applicable Participant, or remitted to the applicable taxing authority by the Company or an applicable member of the Company Group on the Participant’s behalf, within ten (10) days following the Administrator’s receipt of the Accounting Firm’s determination.

f.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder with respect to the Initial Payments or otherwise, it is possible that Transaction Bonus Payments which will not have been made by the Company or an applicable member of the Company Group should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4.g (if applicable) and the applicable Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company or an applicable member of the Company Group to the Participant or remitted to the applicable taxing authority on the Participant’s behalf, provided that payment of an Underpayment amount shall not be made to the extent that it would cause the aggregate amount of Transaction Bonus Payments (including any Underpayments or Transaction Bonus Payments payable following the Initial Payments) payable pursuant to the Plan to exceed the Aggregate Cap.

g.

Claims Procedures. Each Participant shall notify the Company in writing of any claim by the Internal Revenue Service or any other applicable taxing authority that, if successful, would require the payment by the Company or an applicable member of the Company Group of a Transaction Bonus Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days following when the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

i.	give the Company any information reasonably requested by the Company relating to such claim;

ii.

take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company (at the Company’s expense);

iii.	cooperate with the Company in good faith in order to effectively contest such claim; and

iv.	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties and legal and accounting fees and expenses) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4.g, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis, and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income (including interest or penalties with respect thereto) with respect to such advance; and provided, further, that if the Participant is required to extend the statute of limitations to enable the Company to contest such claim, the Participant may limit this extension solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to the issues with respect to which a Transaction Bonus Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority. Notwithstanding anything to the contrary, the amounts payable by the Company to, or on behalf of, any Participant pursuant to this Section 4.g shall be subject to the Aggregate Cap.

h.

Refunds. If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 4.g, the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of Section 4.g) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 4.g, a determination is made that the

Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days following such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Transaction Bonus Payment required to be paid.

5.	Miscellaneous.

a.

Assignment; Non-transferability. No right of a Participant to any payment under this Plan shall be subject to assignment, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or of any beneficiary of the Participant, in each case other than by will or by the laws of descent and distribution. The terms and conditions of this Plan shall be binding on the successors and assigns of the Company.

b.

Withholding; Section 409A. The Company Group shall have the right to deduct from all payments hereunder all taxes that it determines are required by law to be withheld therefrom. All payments under this Plan are intended to comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and this Plan shall be interpreted accordingly. Notwithstanding anything to the contrary in this Plan, (i) each Transaction Bonus Payment (including any Underpayments) will be paid no later than the end of each Participant’s taxable year next following the taxable year in which the Excise Tax (or any income or other related taxes or interest or penalties thereon) on a Payment to which the Transaction Bonus Payment relates are remitted to the Internal Revenue Service or any other applicable taxing authority, and (ii) any reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability pursuant to Section 4.g will be paid no later than the end of each Participant’s taxable year next following the taxable year in which the taxes that are the subject of the audit or litigation are remitted to the Internal Revenue Service or any other applicable taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of each Participant’s taxable year next following the taxable year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

c.

No Right to Employment or Other Rights. Nothing in this Plan shall be construed as giving any Participant the right to be retained in the employment of the Company Group, nor shall it affect the right of Company Group to terminate the employment of a Participant. Any Participant’s participation in the Plan is not to be considered part of any normal or expected compensation and is provided for expressly under and in accordance with the terms of this Plan and the Participant’s Participation Agreement.

d.

Amendment; Termination. The Company may amend this Plan at any time, provided that (i) any amendment of this Plan must be in writing, and (ii) the Company may not amend this Plan as of or after the Company Merger Effective Time in any way that adversely affects the rights of a Participant without such Participant’s written consent. The Plan shall terminate automatically upon the earlier of (i) the date on which the Merger Agreement is terminated, in accordance with its terms, prior to the occurrence of the Company Merger Effective Time, (ii) the date on which all payments and benefits payable under the Plan have been satisfied in full, and (iii) the date on which the Transaction Bonus Payments paid to Participants hereunder equal the Aggregate Cap.

e.

Governing Law. THE VALIDITY, CONSTRUCTION, AND EFFECT OF THIS PLAN SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS (INCLUDING THOSE GOVERNING CONTRACTS) OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. If any provision hereof shall be held by a court or arbitrator of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.

f.

Full Settlement. The Company’s obligation to make any payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action which the Company may have against a Participant or others.

g.

Notices. Any notice to be given hereunder by any Participant or the Company Group may be effected by personal delivery, in writing, or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the Company Group at its principal executive office to the attention of the General Counsel (or other most senior legal role), with a copy to Extra Space Storage, Inc. to the attention of the Chief Legal Officer, and to a Participant at his or her most recent address on the Company Group’s payroll records, but each party may change his, her or its address by written notice in accordance with this Section 5.g. Notices shall be deemed communicated as of the actual receipt or refusal of receipt.

Appendix B

Transaction Bonus Plan Participation Agreement

[Date]

[Name]

[Title]

Re: Participation in the Life Storage, Inc. Transaction Bonus Plan

Dear [Name]:

Life Storage, Inc. (the “Company”) maintains the Life Storage, Inc. Transaction Bonus Plan (the “Plan”). I am pleased to inform you that you have been designated as an eligible participant in the Plan. All capitalized terms used and not otherwise defined in this Participation Agreement (this “Agreement”) shall have the meanings given to such terms in the Plan.

1.

Entitlement to Transaction Bonus Payment. The Company hereby agrees that you shall be entitled to receive a Transaction Bonus Payment in accordance with the terms and conditions of the Plan. As a condition to your participation in the Plan, you hereby acknowledge that a copy of the Plan has been made available to you, and you hereby agree that your entitlement to receive a Transaction Bonus Payment is subject to the terms and conditions of the Plan (including the requirement to execute, as of the Release Return Date, a release of claims in favor of the Company, Parent and their Affiliates in substantially the form attached to the Plan as Appendix C).

2.

Cooperation. In connection with making determinations regarding any Excise Tax that you owe, the Accounting Firm will take into account the value of any reasonable compensation for services to be rendered by you before or after the Company Merger Effective Time, including any noncompetition provisions that apply to you. As a condition to your participation in the Plan, you agree that you shall cooperate in the valuation of any such services, including any noncompetition provisions.

3.	Amendment. No provision of this Agreement may be amended, waived, or discharged except by the mutual written agreement of the parties.

4.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

5.

Entire Agreement. This Agreement, together with the Plan and any Release executed by you under the Plan, contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and understandings, written and oral, between the parties with respect to the subject matter of this Agreement, the Plan, and any such Release.

[Signature Page Follows]

B-1

Sincerely,

Life Storage, Inc.

By:
Name: [NAME]
Title: [TITLE]

PARTICIPANT

Name: [NAME]

[Signature Page to Transaction Bonus Plan Participation Agreement]

Appendix C

Form of Release Agreement

I enter into this Release Agreement (the “Agreement”) with Life Storage, Inc. (with all of its parents, subsidiaries and other affiliates, successors or assigns, the “Company”), pursuant to the Life Storage, Inc. Transaction Bonus Plan, dated as of July [DATE], 2023 (the “Plan”). I acknowledge that my execution and return of this Agreement as of the Release Return Date is a condition precedent to my receipt of any Transaction Bonus Payments pursuant to the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Plan. I therefore agree to the following terms:

1.	Release of Claims.

In exchange for the Transaction Bonus Payments to which I may be entitled under the Plan and other good and valuable consideration as set forth in the Plan, on behalf of myself and my heirs, executors, representatives, administrators, agents and permitted assigns (“Releasors”), I voluntarily release and forever discharge the Company, all Affiliates of the Company (including Parent and its Affiliates), their respective predecessors, successors and assigns, their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Agreement, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to my employment by the Company;

•	of breach of contract, implied contract or quasi-contract;

•

of retaliation or discrimination under federal, state or local law, including without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act (“ADEA”) or the Older Workers Benefit Protection Act of 1990 (“OWBPA”), Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964;

•

under any other federal, state statute, or local employment laws, including without limitation the federal Worker Adjustment and Retraining Notification Act of 1988. The Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act of 1938, the Family and Medical Leave Act of 1993, the U.S. Patriot Act, the Sarbanes Oxley Act, the Dodd Frank Act, and any other federal, state, or local statute, regulation, constitution, common law or decision relating to employment, reemployment rights, leaves of absence or any other aspect of employment;

•	of defamation or other torts, including without limitation personal injury, fraud, intentional or negligent misrepresentation or invasion of privacy;

•	of violation of public policy;

•	for salary, bonuses, incentive compensation, vacation pay or any other compensation or benefits (except for any unpaid salary, paid time off or other compensation or benefits otherwise due to me); and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, emotional distress damages, physical injury, injunctive relief and attorney’s fees;

provided, however, that this Agreement shall not release claims I may have for (1) breach of this Agreement; (2) worker’s compensation benefits; (3) state disability compensation; or (4) any other rights that cannot by law be released by private agreement, including any right to vested benefits, to the extent such a right exists. Nothing in this Agreement interferes with my right to challenge the knowing and voluntary nature of this Agreement under the ADEA and/or OWBPA, if I have rights under such laws.

I further agree not to accept damages of any nature, other equitable or legal remedies for my own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement.

2. Ongoing Obligations. I reaffirm and agree to comply with the terms and conditions of any other agreement between the Company and me regarding confidentiality, assignment of inventions, non-competition, non-disparagement or non-solicitation. To the extent there are no such agreements applicable to me, I hereby represent and acknowledge that I have not used or disclosed any of the Company’s confidential information except as necessary in the performance of my duties to the Company, and will not use or disclose such confidential information for any purpose. Notwithstanding the foregoing, pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to the individual’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

3. Protected Disclosures. I acknowledge that nothing contained in this Agreement limits my ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation the EEOC, NLRB, or the Securities and Exchange Commission. In addition, nothing contained in this Agreement limits my ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including my ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If I file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on my behalf, or if any other third party pursues any claim on my behalf, I waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided, however, that nothing in this Agreement limits my right to receive an award from a Government Agency for information provided to such Government Agency.

4. Non-Disparagement. I agree not to make any disparaging statements concerning the Company or any of its Affiliates, or its or their current or former officers, directors, shareholders, employees or agents; provided that I shall not be obligated to refrain from making disparaging statements concerning any current or former officer, director, shareholder, employee or agent who makes or has made a statement that is disparaging of me. Notwithstanding the foregoing, nothing in this Agreement is intended to limit or restrict any rights I may have under Section 7 of the National Labor Relations Act, to the extent applicable to me, including without limitation the right to engage in concerted activities for the purpose of collective bargaining or other mutual aid or protection.

5. No Assignment. I represent that I have not assigned to any other person or entity any Claims against any Releasee.

6. Consideration.

I acknowledge that I received a copy of this Agreement at the time I received a copy of the Plan, that I have had an adequate opportunity to consider this Agreement and that I have knowingly and voluntarily entered into this Agreement. I understand that to accept this Agreement, I must deliver a signed Agreement, either via email or through certified mail, return receipt requested, to the Company’s then most senior Human Resources professional (“HR”) no later than the Release Return Date.

I further acknowledge that this Agreement shall become effective on the date I execute it.

7. Other Terms.

a. Legal Representation; Review of Agreement. I acknowledge that I have been advised to discuss all aspects of this Agreement with my attorney, that I have carefully read and fully understand all of the provisions of this Agreement and that I am voluntarily entering into this Agreement.

b. Binding Nature of Agreement. This Agreement shall be binding upon me and upon my heirs, administrators, representatives and executors.

c. Amendment. This Agreement may be amended only upon a written agreement executed by the Company and me.

d. Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Agreement is illegal, invalid or unenforceable, the remaining provisions and terms of this Agreement shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Agreement. In the event of such severance, the remaining covenants shall be binding and enforceable.

e. Governing Law and Interpretation. This Agreement shall be deemed to be made and entered into in the State of Delaware and shall in all respects be interpreted, enforced and governed under the laws of State of Delaware, without giving effect to the conflict of laws principles of Delaware law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Company or me.

f. Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Company or any of its agents, representatives or attorneys regarding any subject matter addressed in this Agreement.

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Signature and Acknowledgment

By signing this Agreement, I acknowledge that I have been advised to and had the opportunity to consult with an attorney of my choice; that I have carefully reviewed and considered this Agreement; that I fully understand the terms of this Agreement; that I voluntarily agree to them without coercion, duress, or undue influence; and that I have executed and returned this Agreement as of the Release Return Date, as defined in the Plan.

So agreed.

[NAME]	Date

[Signature Page to Release Agreement]